CATALENT PHARMA SOLUTIONS, INC.
DEFERRED COMPENSATION PLAN
Amended and Restated Effective October 1, 2022

Catalent Pharma Solutions, Inc. Deferred Compensation Plan
ARTICLE 1
Establishment and Purpose
Catalent Pharma Solutions, Inc. (the "Company") established the Catalent Pharma Solutions, LLC Deferred Compensation Plan, effective as of April 10, 2007 (the "CPS LLC Plan"). The CPS LLC Plan was subsequently amended on December 29, 2008, July 24, 2009, and December 22, 2009. With the approval of the Committee, the Company amended, restated, and renamed the CPS LLC Plan, hereinafter the Catalent Pharma Solutions, Inc. Deferred Compensation Plan (the "Plan"), effective January 1, 2016. The Company hereby amends and restates the Plan, effective October 1, 2022.
The purpose of this amended and restated Plan is to attract and retain key employees and Directors by providing Participants with an opportunity to defer receipt of a portion of their salary, bonus, and other specified compensation. The Plan is not intended to meet the qualification requirements of Code Section 401(a), but is intended to meet the requirements of Code Section 409A, and shall be operated and interpreted consistent with that intent.
The Plan constitutes an unsecured promise by a Participating Employer to pay benefits in the future. Participants in the Plan shall have the status of general unsecured creditors of the Company or the Adopting Employer, as applicable. Each Participating Employer shall be solely responsible for payment of the benefits of its employees and their beneficiaries. The Plan is unfunded for Federal tax purposes and is intended to be an unfunded arrangement for eligible employees who are part of a select group of management or highly compensated employees of the Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Any amounts set aside to defray the liabilities assumed by the Company or an Adopting Employer will remain the general assets of the Company or the Adopting Employer and shall remain subject to the claims of the Company's or the Adopting Employer's creditors until such amounts are distributed to the Participants.
ARTICLE 2
Definitions
1.aAccount. Account means a bookkeeping account maintained by the Committee to record the payment obligation of a Participating Employer to a Participant as determined under the terms of the Plan. The Committee may maintain an Account to record the total obligation to a Participant and component Accounts to reflect amounts payable at different times and in different forms. Reference to an Account means any such Account established by the Committee, as the context requires. Accounts are intended to constitute unfunded obligations within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.
1.bAccount Balance. Account Balance means, with respect to any Account, the total payment obligation owed to a Participant from such Account as of the most recent Valuation Date.
1.cAdopting Employer. Adopting Employer means an Affiliate who, with the consent of the Company, has adopted the Plan for the benefit of its eligible employees. As a condition of adopting the Plan, the Adopting Employer agrees that it will be deemed to have appointed the Company as its agent to exercise on its behalf all of the powers and authority conferred upon the Company by the terms of the Plan including, but not limited to, the power to amend and terminate the Plan.

DB04/1000249.0002/14083892.2

Catalent Pharma Solutions, Inc. Deferred Compensation Plan
1.dAffiliate. Affiliate means a corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c).
1.eBeneficiary. Beneficiary means a natural person, estate, or trust designated by a Participant to receive payments to which a Beneficiary is entitled in accordance with provisions of the Plan. The Participant's estate shall be the Beneficiary if: (i) the Participant has failed to properly designate a Beneficiary, or (ii) all designated Beneficiaries have predeceased the Participant.
A former spouse shall have no interest under the Plan, as Beneficiary or otherwise, unless the Participant designates such person as a Beneficiary after dissolution of the marriage, except to the extent provided under the terms of a domestic relations order as described in Code Section 414(p)(1)(B).
1.fBusiness Day. Business Day means each day on which the New York Stock Exchange is open for business.
1.gChange of Control. Change of Control means (i) the sale or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any "person" or "group" (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act or (ii) any "person" or "group" becomes the "beneficial owner" (as defined in Rules 13d-2 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise.
Notwithstanding anything in this Section 2.7 to the contrary, no event listed in (i) or (ii) above shall constitute a Change of Control hereunder unless such event would also constitute a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation, in each case, within the meaning of Section 409A of the Code.
1.hClaimant. Claimant means a Participant or Beneficiary filing a claim under Article XII of this Plan.
1.iCode. Code means the Internal Revenue Code of 1986, as amended from time to time.
1.jCode Section 409A. Code Section 409A means section 409A of the Code, and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.
1.kCommittee. Committee means, as applicable: (i) the Compensation Committee of the Board of Directors of the Company, or, if none exists, the Compensation Committee of the Board of Directors of a public parent company of the Company; (ii) such other committee to which the Board of Directors of the Company or of a public parent company of the Company, as applicable, has delegated power to oversee the administration of the Plan; or (iii) if no such committee has been created, the Board of Directors of the Company.
1.lCompany. Company means Catalent Pharma Solutions, Inc.,
1.mCompany Contribution. Company Contribution means a credit by a Participating Employer to a Participant's Account(s) in accordance with the provisions of Section 5.1.

DB04/1000249.0002/14083892.2

Catalent Pharma Solutions, Inc. Deferred Compensation Plan
Unless the context clearly indicates otherwise, a reference to Company Contribution shall include Earnings attributable to such contribution.
1.nCompany Stock. Company Stock means phantom shares of common stock issued by a public parent company of the Company, as applicable.
1.oCompensation. Compensation means a Participant's base salary, bonus, commissions, Director fees (including fees paid for service as a member of the Board of Directors of a Participating Employer, and fees for attendance at any such Board or committee meetings), restricted stock units and/or performance share units designated as eligible for deferral by the Committee, and such other cash or equity-based compensation (if any) approved by the Committee as Compensation that may be deferred under this Plan. Compensation shall not include any compensation that has been previously deferred under this Plan or any other arrangement subject to Code Section 409A. Notwithstanding the foregoing, the following amounts are excluded from Compensation: (i) other cash or non-cash compensation that has not been approved by the Committee as Compensation that may be deferred, expense reimbursements, other benefits or contributions by the Company, its Affiliate, or any public parent company of the Company, as applicable, to any other employee benefit plan, other than pre-tax salary deferrals into the Qualified Plan or any Code Section 125 plan sponsored by the Company, its Affiliates, or any public parent company of the Company, as applicable, and (ii) amounts realized (A) from the exercise of a stock option, (B) when restricted stock (or property) held by a Participant either becomes freely transferable or is no longer subject to a substantial risk of forfeiture, or (C) from the sale, exchange or other disposition of stock acquired under a qualified stock option.
1.pCompensation Deferral Agreement. Compensation Deferral Agreement means an agreement between a Participant and a Participating Employer that specifies: (i) the amount of each component of Compensation that the Participant has elected to defer under the Plan in accordance with the provisions of Article IV, and (ii) the Payment Schedule applicable to one or more Accounts. The Committee may permit a Participant to specify in the Compensation Deferral Agreement different deferral amounts for each component of Compensation and may establish a minimum or maximum deferral amount for each such component. A Compensation Deferral Agreement may also specify the investment allocation described in Section 8.4.
1.qContinuous Catalent Service. Continuous Catalent Service means the continuous period of the Participant's employment with an Employer beginning on the later of (i) the date the Employer becomes an Affiliate, or (ii) the first day of the Participant's employment with the Employer, and ending on the date of the Participant's Separation from Service. For clarity, a Participant's employment with an Affiliate prior to the date the Affiliate, together with the Company, is first treated as a single employer under Code Section 414(b) or (c) will be disregarded in calculating Continuous Catalent Service.
1.rDeferral. Deferral means a credit to a Participant's Account(s) that records that portion of the Participant's Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV. Unless the context of the Plan clearly indicates otherwise, a reference to Deferrals includes Earnings attributable to such Deferrals.
Deferrals shall be calculated with respect to the gross Compensation payable to the Participant prior to any deductions or withholdings, but shall be reduced by the Committee as necessary so that it does not exceed 100% of the cash Compensation of the

DB04/1000249.0002/14083892.2

Catalent Pharma Solutions, Inc. Deferred Compensation Plan
Participant remaining after deduction of all required income and employment taxes, 401(k) and other employee benefit deductions, and other deductions required by law. Changes to payroll withholdings that affect the amount of Compensation being deferred to the Plan shall be allowed only to the extent permissible under Code Section 409A.
1.sDirector. Director means a member of the Board of Directors of a Participating Employer.
1.tDisabled. Disabled means that a Participant is, by reason of any medically-determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months: (i) unable to engage in any substantial gainful activity, or (ii) receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant's employer. The Committee shall determine whether a Participant is Disabled in accordance with Code Section 409A
1.uEarnings. Earnings means a positive or negative adjustment to the value of an Account in accordance with Article VIII.
1.vEffective Date. Effective Date of this amended and restated Plan means October 1, 2022.
1.wEligible Employee. Eligible Employee means a member of a "select group of management or highly compensated employees" of a Participating Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, as determined by the Committee from time to time in its sole discretion.
1.xEmployee. Employee means a common-law employee of an Employer.
1.yEmployer. Employer means, with respect to Employees it employs, the Company, each Affiliate, and any public parent company of the Company, as applicable.
1.zERISA. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.
1.aaExchange Act. The Securities Exchange Act of 1934, as amended from time to time.
1.abParticipant. Participant means an Eligible Employee or a Director who has received notification of his or her eligibility to defer Compensation under the Plan under Section 3.1 and any other person with an Account Balance greater than zero, regardless of whether such individual continues to be an Eligible Employee or a Director. A Participant's continued participation in the Plan shall be governed by Section 3.2 of the Plan.
1.acParticipating Employer. Participating Employer means the Company, each Adopting Employer, and any public parent company of the Company.
1.adPayment Schedule. Payment Schedule means the triggering date or event for commencing payment of an Account under the Plan and the form in which payment of such Account will be made (e.g., lump sum or installments).
1.aePerformance-Based Compensation. Performance-Based Compensation means Compensation where the amount of, or entitlement to, the Compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria

DB04/1000249.0002/14083892.2

Catalent Pharma Solutions, Inc. Deferred Compensation Plan
relating to a performance period of at least 12 consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by not later than 90 days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. The determination of whether Compensation qualifies as "Performance-Based Compensation" will be made in accordance with Treas. Reg. Section 1.409A-1(e) and subsequent guidance.
1.afPeriod of Service. Period of Service means the continuous period of the Participant's employment with an Employer up to the date of Separation from Service, and also includes any prior period of the Participant's employment with an Employer separated by: (i) any break in the Participant's employment with an Employer as a result of a leave of absence authorized by an Employer or by law; and (ii) any break in the Participant's employment with an Employer not authorized by an Employer or by law lasting twelve (12) months or less. For purposes of converting Periods of Service to years for Retirement eligibility, each twelve (12) months in the Period of Service equals one year. Remaining months that do not aggregate to a year are also taken into account for purposes of determining Retirement eligibility.
1.agPSU Account. PSU Account means the Account established by the Committee to record a Participant's Deferrals of performance share units (if any) for a Plan Year and the Payment Schedule applicable to such Deferrals.
1.ahPlan. Generally, the term Plan means the "Catalent Pharma Solutions, Inc. Deferred Compensation Plan" as documented herein and as may be amended from time to time hereafter. However, to the extent permitted or required under Code Section 409A, the term Plan may in the appropriate context also mean a portion of the Plan that is treated as a single plan under Treas. Reg. Section 1.409A-1(c), or the Plan or portion of the Plan and any other nonqualified deferred compensation plan or portion thereof that is treated as a single plan under such section.
1.aiPlan Year. Plan Year means January 1 through December 31.
1.aj2016 Account. 2016 Account means all amounts credited to the Plan on behalf of a Participant that were deferred under Compensation Deferral Agreements that first took effect on or after January 1, 2016, or that were attributable to periods that began on or after January 1, 2016 and before December 31, 2016.
1.akPost-2016 Account. Post-2016 Account means all amounts credited to the Plan on behalf of a Participant that were deferred under Compensation Deferral Agreements that first took effect on or after January 1, 2017 or that were attributable to periods that began on or after January 1, 2017.
1.alPre-2016 Account. Pre-2016 Account means all amounts credited to the Plan on behalf of a Participant that were deferred under Compensation Deferral Agreements that first took effect prior to January 1, 2016 or that were attributable to periods that began prior to January 1, 2016, including Prior Plan Credits.
1.amPrior Plan. Prior Plan means the Cardinal Health Deferred Compensation Plan, as amended and restated effective January 1, 2005.
1.anPrior Plan Credits. Prior Plan Credits means credits made by the Company to a Participant's Account(s) of amounts accrued by the Participant, if any, under the Prior

DB04/1000249.0002/14083892.2

Catalent Pharma Solutions, Inc. Deferred Compensation Plan
Plan. A schedule of the Prior Plan Credits of Participants shall be maintained by the Committee. A Participant is 100% vested in any Prior Plan Credits credited to his or her Account.
1.aoQualified Plan. Qualified Plan means the Catalent Pharma Solutions, LLC 401(k) Plan, as amended from time to time.
1.apRetirement. In connection with a Participant's Post-2016 Account, Retirement means: (i) with respect to a Participant who is an Employee, Separation from Service initiated by the Participant that occurs on or after the date on which the sum of the Participant's age and Period of Service equals sixty-five (65) years, so long as the Participant is at least fifty-five (55) years old and provides at least six (6) months' notice of his or her intention to retire; and (ii) with respect to a Participant who is a Director but not an Employee, Separation from Service. For purposes of determining whether the sum of a Participant's age and Years of Service equals sixty-five (65) years, months in excess of whole years will be aggregated. For example, a Participant who, as of the date of his Separation from Service, is age 59 and 11 months and has completed a Period of Service equal to five years and two months will be considered to have a combined age and Period of Service equal to 65 years and one month. Notwithstanding the foregoing, with respect to any Deferrals of restricted stock units or performance share units granted pursuant to any long-term incentive plan established under the Catalent, Inc. 2018 Omnibus Incentive Plan, as it may be amended from time to time (the "Omnibus Plan"), with a "Restricted Period" (as such term is defined in the Omnibus Plan) or "Performance Period" (as such term is defined in the Omnibus Plan), respectively, beginning in fiscal year 2021 or later, Retirement means: (i) with respect to a Participant who is an Employee, Separation from Service initiated by the Participant that occurs on or after the date on which the sum of the Participant's age and Period of Service equals sixty-five (65) years, so long as the Participant is at least fifty-five (55) years old, has a period of Continuous Catalent Service equal to at least five (5) years, and provides at least six (6) months' notice of his or her intention to retire; and (ii) with respect to a Participant who is a Director but not an Employee, Separation from Service. In connection with a Participant's 2016 Account, Retirement means: (i) with respect to a Participant who is an Employee, Separation from Service that occurs on or after the date on which the sum of the Participant's age and Period of Service (calculated in months) equals sixty-five (65) years; and (ii) with respect to a Participant who is a Director but not an Employee, Separation from Service. In connection with a Participant's Pre-2016 Account, Retirement means: (i) with respect to a Participant who is an Employee, Separation from Service after attainment of age 65; and (ii) with respect to a Participant who is a Director but not an Employee, Separation from Service.
1.aqRetirement/Termination Account. Retirement/Termination Account means an Account established by the Committee to record amounts payable to a Participant upon Separation from Service, other than amounts allocated to a PSU Account or RSU Account.
1.arRSU Account. RSU Account means the Account established by the Committee to record a Participant's Deferrals of restricted stock units (if any) for a Plan Year and the Payment Schedule applicable to such Deferrals.
1.asSeparation from Service. Separation from Service means an Employee's termination of employment with the Employer. A Director incurs a Separation from Service upon the date he or she ceases to serve on the Board of Directors of a Participating Employer. Whether a Separation from Service has occurred shall be determined by the Committee in accordance with Code Section 409A.

DB04/1000249.0002/14083892.2

Catalent Pharma Solutions, Inc. Deferred Compensation Plan
Except in the case of an Employee on a bona fide leave of absence as provided below, an Employee is deemed to have incurred a Separation from Service if the Employer and the Employee reasonably anticipated that the level of services to be performed by the Employee after a date certain would be reduced to 20% or less of the average services rendered by the Employee during the immediately preceding 36-month period (or the total period of employment, if less than 36 months), disregarding periods during which the Employee was on a bona fide leave of absence.
An Employee who is absent from work due to military leave, sick leave, or other bona fide leave of absence shall incur a Separation from Service on the first date immediately following the later of: (i) the six-month anniversary of the commencement of the leave, or (ii) the expiration of the Employee's right, if any, to reemployment under statute or contract.
If a Participant is both a Director and an Employee, the services provided as a Director shall be disregarded in determining whether there has been a Separation from Service as an Employee, and the services provided as an Employee shall be disregarded in determining whether there has been a Separation from Service as a Director, provided the portion of the Plan in which the Participant participates as a Director is substantially similar to arrangements covering non-Employee Directors.
For purposes of determining whether a Separation from Service has occurred, the Employer means the Employer as defined in Section 2.24 of the Plan, except that in applying Code sections 1563(a)(1), (2) and (3) for purposes of determining whether another organization is an Affiliate of the Company under Code Section 414(b), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining whether another organization is an Affiliate of the Company under Code Section 414(c), "at least 50 percent" shall be used instead of "at least 80 percent" each place it appears in those sections.
The Committee specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to a Participant providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction. Such determination shall be made in accordance with the requirements of Code Section 409A.
1.atSpecified Date Account. Specified Date Account means an Account established by the Committee to record the amounts payable with respect to a future date specified in the Participant's Compensation Deferral Agreement, other than amounts allocated to a PSU Account or RSU Account. A Specified Date Account may be identified in enrollment materials as an "In-Service Account" or such other name as established by the Committee without affecting the meaning thereof.
1.auSubstantial Risk of Forfeiture. Substantial Risk of Forfeiture means the description specified in Treas. Reg. Section 1.409A-1(d).
1.avUnforeseeable Emergency. Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse, the Participant's dependent (as defined in Code section 152, without regard to section 152(b)(1), (b)(2), and (d)(1)(B)), or a Beneficiary; loss of the Participant's property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of

DB04/1000249.0002/14083892.2

Catalent Pharma Solutions, Inc. Deferred Compensation Plan
events beyond the control of the Participant. The types of events which may qualify as an Unforeseeable Emergency may be limited by the Committee.
1.awValuation Date. Valuation Date means each Business Day.
1.axYear of Service. Year of Service means a period of twelve (12) consecutive calendar months during which a Participant is employed by the Company, an Affiliate, or a public parent company of the Company, as applicable; and, prior to April 10, 2007, by Cardinal Health, Inc. or one of its affiliates.
ARTICLE 3
Eligibility and Participation
1.ayEligibility and Participation. An Eligible Employee or a Director becomes a Participant upon the earlier to occur of: (i) a credit of Company Contributions under Article V, or (ii) receipt of notification of eligibility to participate.
1.azDuration. A Participant shall be eligible to defer Compensation and receive allocations of Company Contributions, subject to the terms of the Plan, for as long as such Participant remains an Eligible Employee or a Director. A Participant who is no longer an Eligible Employee or a Director but has not Separated from Service may not defer Compensation under the Plan beyond the Plan Year in which he or she became ineligible but may otherwise exercise all of the rights of a Participant under the Plan with respect to his or her Account(s). On and after a Separation from Service, a Participant shall remain a Participant as long as his or her Account Balance is greater than zero (0), and during such time may continue to make allocation elections as provided in Section 8.4. An individual shall cease being a Participant in the Plan when all benefits under the Plan to which he or she is entitled have been paid.
ARTICLE 4
Deferrals
1.baDeferral Elections, Generally.
(i)A Participant may elect to defer Compensation by submitting a Compensation Deferral Agreement during an enrollment period established by the Committee and in the manner specified by the Committee, but, in any event, in accordance with this Article IV. Unless an earlier date is provided in the Compensation Deferral Agreement, an election with respect to a component of Compensation (e.g., salary, bonus, or other component of Compensation) becomes irrevocable on the latest date on which a Compensation Deferral Agreement with respect to such component of Compensation may be submitted by the applicable Participant in accordance with Section 4.2.
(ii)A Compensation Deferral Agreement that is not timely submitted with respect to a service period or component of Compensation, or that is submitted by a Participant who Separates from Service prior to the latest date such agreement would become irrevocable under Section 409A, shall be considered null and void and shall not take effect with respect to such period, component, or separating Participant. The Committee may modify or revoke any Compensation Deferral Agreement prior to the date the election becomes irrevocable under this Section 4.1, and a Participant may modify or revoke any Compensation Deferral

DB04/1000249.0002/14083892.2

Catalent Pharma Solutions, Inc. Deferred Compensation Plan
Agreement prior to the date the election becomes irrevocable under this Section 4.1, to the extent the Participant may have submitted a Compensation Deferral Agreement with respect to the components of Compensation covered by such Agreement on the date of such modification or revocation.
(iii)With a Participant's first Compensation Deferral Agreement or from time to time thereafter in subsequent Compensation Deferral Agreements, the Participant may ask that the Committee establish one or more Specified Date Accounts, one or more Retirement/Termination Accounts, one RSU Account, one PSU Account, or any combination of the foregoing; provided, however, that (i) a non-employee Director may not have a Specified Date Account; (ii) no Participant may have more than 5 Specified Date Accounts; (iii) no Participant may have more than 2 Retirement/Termination Date Accounts; and (iv) the Committee may, in its discretion, establish a minimum deferral period applicable to Specified Date Accounts, RSU Accounts, or PSU Accounts (for example, the third Plan Year following the year Compensation is allocated to such account or, for restricted stock units, the third Plan Year following the year of the Deferral).
(iv)A Participant electing to defer Compensation shall specify in the Participant's Compensation Deferral Agreement the amount of Deferrals and the allocation of such Deferrals in accordance with Section 4.3. A Participant may also specify in any Compensation Deferral Agreement that establishes an Account the Payment Schedule applicable to such Account. If the Payment Schedule for an Account is not specified in the Compensation Deferral Agreement establishing that Account, the Payment Schedule shall be deemed to include the following elements:
(1)the payment shall be made in a lump sum, and
(2)the payment shall occur on the earliest date on which payment is permitted under Article VI, except that, to the extent that the provisions of Article VI permit payment at one or more times when payment would result in an early payment tax under Code § 409A or otherwise as well as one or more times when payment would not result in such tax, then payment shall occur on the earliest date that would not result in incurring any such tax.
(i)Unless otherwise specified by the Committee in the Compensation Deferral Agreement and subject to the rules promulgated under Code § 409A, including the rules set forth in Treas. Reg. § 1.409A-2:
(3)A Participant, other than a non-employee Director, may elect to defer up to 80% of base salary for services rendered in the next following Plan Year.
(4)A Participant, other than a non-employee Director, may elect to defer up to 80% of any annual bonus, whether paid pursuant to the Company's Management Incentive Plan or otherwise, for services rendered in the fiscal year commencing on July 1 of the current Plan Year and ending on June 30 of the next following Plan Year.
(5)A Participant, other than a non-employee Director, may elect to defer up to 80% of quarterly sales commissions for sales occurring in the next following Plan Year.

DB04/1000249.0002/14083892.2

Catalent Pharma Solutions, Inc. Deferred Compensation Plan
(6)A Participant, other than a non-employee Director, may elect to defer either 0% or 100% of any award of restricted stock units ("RSUs") to the Participant in the twelve-month period following such election; provided that only RSUs granted pursuant to any long-term incentive plan established under the Omnibus Plan and subject to a three-year vesting schedule are eligible for deferral under the Plan.
(7)A Participant, other than a non-employee Director, may elect to defer either 0% or 100% of any award of performance share units ("PSUs") to the Participant in the twelve-month period following such election or at any time prior to such election; provided that (A) only PSUs granted pursuant to any long-term incentive plan established under the Omnibus Plan and subject to a three-year performance period are eligible for deferral under the Plan, (B) there must be at least twelve months remaining in the performance period of the PSUs, and (C) a Participant's election to defer PSUs under this Section 4.1(e)(v) shall have no impact on the number of shares of common stock that may issue to the Participant as a result of the PSU grant, which is governed by the Omnibus Plan, any long-term incentive plan established under the Omnibus Plan, and any award notice or agreement that may be issued to the Participant in connection with such grant, as each may be in effect from time to time.
(8)A Participant who is a non-employee Director may elect to defer up to 100% of meeting and retainer fees for services rendered in the next following Plan Year.
(9)A Participant who is a non-employee Director may elect to defer either 0% or 100% of RSUs that may be awarded to the Participant with respect to services rendered in the next following Plan Year; provided that only RSUs granted under the Omnibus Plan and subject to a one-year vesting schedule are eligible for deferral under the Plan.
1.aTiming Requirements for Compensation Deferral Agreements.
(i)Initial Eligibility. The Committee may permit an Eligible Employee or non-employee Director to defer Compensation earned in the first year of eligibility. The Compensation Deferral Agreement with respect to such Deferral must be submitted not later than 30 days after the Eligible Employee or non-employee Director first becomes eligible.
A Compensation Deferral Agreement submitted under this Section 4.2(a) is effective with respect to Compensation earned on or after the first day of the calendar quarter next following the date the Compensation Deferral Agreement becomes irrevocable unless the Compensation Deferral Agreement provides an earlier effective date that is not earlier than the first day after such Compensation Deferral Agreement becomes irrevocable.
Whether an Eligible Employee or Director may file a Compensation Deferral Agreement under this Section 4.2(a) shall be determined in accordance with the rules promulgated under Code § 409A, including the rules set forth in Treas. Reg. § 1.409A-2(a)(7).

DB04/1000249.0002/14083892.2

Catalent Pharma Solutions, Inc. Deferred Compensation Plan
(ii)Prior Year Election. Except as otherwise provided in this Section 4.2, the Committee may permit an Eligible Employee or Director to defer Compensation by submitting a Compensation Deferral Agreement no later than December 31 of a calendar year, to be effective with respect to Compensation earned on or after January 1 of the next following year.
(iii)Performance-Based Compensation. The Committee may permit Eligible Employees to defer Compensation qualifying as Performance-Based Compensation by submitting a Compensation Deferral Agreement no later than the date that is six months before the end of the applicable performance period; provided that:
(1)the Eligible Employee performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date the Compensation Deferral Agreement is submitted; and
(2)the Compensation is not readily ascertainable as of the date the Compensation Deferral Agreement is submitted.
A Compensation Deferral Agreement submitted under this Section 4.2(c) is effective immediately upon becoming irrevocable. Any election to defer Performance-Based Compensation that is made in accordance with this Section 4.2(c) and that becomes payable as a result of the Participant's death or disability (as defined in Treas. Reg. § 1.409A-1(e)) or upon a Change of Control prior to the satisfaction of the performance criteria will be void unless it would be considered timely under another rule described in this Section 4.2.
(iv)Short-Term Deferrals. The Committee may permit Compensation that may be deemed a "short-term deferral" within the meaning of Treas. Reg. § 1.409A-1(b)(4) to be deferred in accordance with the rules of Article VII, applied as if the date the Substantial Risk of Forfeiture lapses is the date payments were originally scheduled to commence; provided, however, that the provisions of Article VII shall not apply to payments attributable to a Change of Control.
(v)Certain Forfeitable Rights. With respect to a legally binding right to a payment in a subsequent year that is subject to a forfeiture condition requiring the continued services of the Eligible Employee or non-employee Director for a period of at least 12 months from the date the legally binding right is obtained, the Committee may permit such Eligible Employee or non-employee Director to defer such Compensation by submitting a Compensation Deferral Agreement on or before the 30th day after the legally binding right to the Compensation accrues; provided that the Compensation Deferral Agreement is submitted at least 12 months in advance of the earliest date on which the forfeiture condition could lapse.
A Compensation Deferral Agreement submitted under this Section 4.2(e) is effective immediately upon becoming irrevocable. If the forfeiture condition applicable to the payment lapses before the end of such 12-month period as a result of the Participant's death or disability (as defined in Treas. Reg. Section 1.409A-3(i)(4)) or upon a Change of Control, the Compensation Deferral Agreement will be void unless it would be considered timely under another rule described in this Section 4.2.

DB04/1000249.0002/14083892.2

Catalent Pharma Solutions, Inc. Deferred Compensation Plan
(vi)Company Awards. Participating Employers may unilaterally provide for deferrals of Company awards prior to the date of such awards. Deferrals of Company awards (such as sign-on, retention, or severance pay) may be negotiated with a Participant prior to the date the Participant has a legally binding right to such Compensation.
(vii)"Evergreen" Deferral Elections. The Committee, in its discretion, may provide that a Compensation Deferral Agreement will continue in effect for one or more subsequent years or performance periods by communicating that intention to the Participant in writing prior to the date the Compensation Deferral Agreement becomes irrevocable under Section 4.1. An evergreen Compensation Deferral Agreement may be revoked or modified prospectively by the Participant or the Committee with respect to Compensation for which such election remains revocable under Section 4.1. A Participant whose evergreen Compensation Deferral Agreement is cancelled in accordance with Section 4.6 will be required to submit a new Compensation Deferral Agreement under this Article IV in order to recommence Deferrals under the Plan.
1.aAllocation of Deferrals. A Compensation Deferral Agreement may allocate Deferrals (other than Deferrals of performance share units or restricted stock units) among the Specified Date Accounts and Retirement/Termination Accounts that the Participant is permitted to establish. If a Participant has established two Retirement/Termination Accounts and fails to specify which such Account shall receive an elected Deferral, then the Deferral shall be allocated to the first such Account to be established, which shall be the Participant's "Primary Retirement/Termination Account." A Deferral of performance share units or restricted stock units shall be allocated to a PSU Account or RSU Account, as applicable.
1.bDeductions from Pay. The Committee has the authority to determine the payroll practices under which any component of Compensation subject to a Compensation Deferral Agreement will be deducted from a Participant's Compensation.
1.cVesting. Participant Deferrals of cash Compensation shall be 100% vested at all times. Deferrals of equity-based Compensation shall be vested in accordance with the underlying equity award.
1.dCancellation of Deferrals. The Committee may cancel a Participant's Deferrals: (i) for the balance of the Plan Year in which an Unforeseeable Emergency occurs, (ii) if the Participant receives a hardship distribution under the Employer's qualified 401(k) plan, through the end of the Plan Year in which the six month anniversary of the hardship distribution falls, and (iii) during periods in which the Participant is unable to perform the duties of his or her position or any substantially similar position due to a mental or physical impairment that can be expected to result in death or last for a continuous period of at least six months, provided cancellation occurs by the later of the end of the taxable year of the Participant or the 15th day of the third month following the date the Participant incurs the disability (as defined in this paragraph (iii)).
ARTICLE 5
Company Contributions
1.aDiscretionary Company Contributions. The Committee, in its discretion for any year, shall credit Company Contributions with respect to the Deferrals made by Participants who are Employees. Such Company Contributions shall be equal to fifty percent of the

DB04/1000249.0002/14083892.2

Catalent Pharma Solutions, Inc. Deferred Compensation Plan
amount of Deferrals for the year on Compensation up to six percent of the Participant's Compensation. Any such Company Contributions made with respect to a Participant's post-2016 Account shall be allocated to the Participant's Primary Retirement/Termination Account.
1.bVesting. Company Contributions described in Section 5.1 above, and the Earnings thereon, shall vest in accordance with the following schedule:

Years of Service	Vested Percentage
Less than 1	0%
At least 1 but less than 2	25%
At least 2 but less than 3	50%
At least 3 but less than 4	75%
4 or more	100%
The Committee, may, at any time, in its sole discretion, increase a Participant's vested interest in a Company Contribution. The portion of a Participant's Accounts that remains unvested upon his or her Separation from Service after the application of the terms of this Section 5.2 shall be forfeited. If such a Participant is subsequently rehired, no amounts forfeited hereunder shall be reinstated unless otherwise determined by the Committee in its sole discretion.
ARTICLE 6
Benefits
1.bDistributions of 2016 and Post-2016 Accounts. A Participant shall be entitled to payments from the Plan upon the first to occur of the following events, at the time and in the manner specified below:
(i)Retirement. Upon the Participant's Separation from Service due to Retirement, he or she shall receive a distribution from each Retirement/Termination Account, based on the value of that Account(s) as of the end of the month preceding the month of payment or such later date as the Committee, in its sole discretion, shall determine. In addition, the Participant shall receive a distribution of the balance of any PSU Account or RSU Account that the Participant did not elect to have distributed upon a specified date or that is distributable upon Separation from Service under paragraph (c) below because payments from the Account had not commenced as of the date of Separation from Service. Payment will be made or begin on the 15th day of the month following the month in which the six-month anniversary of the Participant's Separation from Service due to Retirement occurs, in a single lump sum payment, unless the Participant elects to have the Account distributed in substantially equal annual installments over a period of up to fifteen years.
(ii)Termination. Upon the Participant's Separation from Service for reasons other than death or Retirement, he or she shall receive a distribution of the vested portion of each Retirement/Termination Account, based on the value of that Account(s) as of the end of the month preceding the month of payment or such later date as the Committee, in its sole discretion, shall determine. In addition, the Participant shall receive a distribution of the balance of any PSU Account or RSU Account that the Participant did not elect to have distributed upon a specified date

DB04/1000249.0002/14083892.2

Catalent Pharma Solutions, Inc. Deferred Compensation Plan
or that is distributable upon Separation from Service under paragraph (c) below because payments from the Account had not commenced as of the date of Separation from Service. Payment will be made or begin on the 15th day of the month following the month in which the six-month anniversary of the Participant's Separation from Service occurs, in a single lump sum payment, unless the Participant elects to have the Account distributed in substantially equal annual installments over a period of up to five years.
(iii)Specified Date. Upon the occurrence of a specified date designated by a Participant who is not a Director, he or she shall receive a distribution of the vested portion of the applicable Specified Date Account, based on the value of that Account as of the end of the month preceding the month of payment or such later date as the Committee, in its sole discretion, shall determine. In addition, the Participant shall receive a distribution of the balance of any PSU Account or RSU Account that the Participant elected to have distributed upon a specified date. Payment will be made or begin on the 15th day of the month following the month in which the specified date occurs, in a single lump sum payment, unless the Participant elects to have the Account distributed in substantially equal annual installments over a period of up to five years. Notwithstanding any election as to the form of payment made by the Participant, Specified Date Accounts (as well as PSU Accounts and RSU Accounts that a Participant elected to have distributed at a specified date) that have not yet been distributed (or commenced distribution in the case of installment payments) upon the Participant's Separation from Service shall be distributed at the time and in the form provided under Section 6.1(a) or (b) above.
1.cDistribution of Pre-2016 Accounts due to Retirement or Termination. The balance of a Participant's Pre-2016 Account shall be distributed upon the Participant's Separation from Service due to Retirement or Termination, based on the value of that Account as of the end of the month preceding the month of payment or such later date as the Committee, in its sole discretion, shall determine. Payment will be made or begin on the 15th day of the month following the month in which the six-month anniversary of the Participant's Separation from Service due to Retirement or Termination occurs, in a single lump sum payment or, if elected by the Participant during his or her initial enrollment in the Plan for the period ending on December 31, 2015 pursuant to the terms of Plan then in effect, or in accordance with Article VII, in substantially equal annual installments over a period of five or ten years, as elected by the Participant.
1.dDistribution Rules Applicable to Both Pre-2016 Accounts, 2016 Accounts and Post 2016 Accounts. Notwithstanding anything to the contrary in this Article, distribution of a Participant's Pre-2016 Account, 2016 Account and Post-2016 Account shall be distributed in accordance with the following:
(iv)Disability. Upon the Participant's becoming Disabled the Participant shall receive a distribution of all of his or her Accounts, based on the value of such Accounts as of the end of the month preceding the month of payment or such later date as the Committee, in its sole discretion, shall determine, in a single lump sum. Payment will be made or begin no later than the later of (i) December 31 of the year in which the Participant is determined to be Disabled, or (ii) ninety (90) days following the date of the Participant's disability.
(v)Unforeseeable Emergency. Upon the occurrence of an Unforeseeable Emergency, a Participant may submit a written request to the Committee to receive payment of

DB04/1000249.0002/14083892.2

Catalent Pharma Solutions, Inc. Deferred Compensation Plan
all or any portion of his or her vested Accounts. Whether a Participant or Beneficiary is faced with an Unforeseeable Emergency permitting an emergency payment shall be determined by the Committee based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be reimbursed through insurance or otherwise, by liquidation of the Participant's assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of Deferrals under this Plan. If an emergency payment is approved by the Committee, the amount of the payment shall not exceed the amount reasonably necessary to satisfy the need, taking into account the additional compensation that is available to the Participant as the result of cancellation of deferrals to the Plan, including amounts necessary to pay any taxes or penalties that the Participant reasonably anticipates will result from the payment. The amount of the emergency payment shall be subtracted first from the Participant's Pre-2016 Account until depleted, and then from the Participant's 2016 Account and Post-2016 Account on a pro rata basis from the vested portion of each of the Participant's Retirement/Termination Accounts until depleted and then pro rata from the vested portion of each of the Participant's Specified Date Accounts. Emergency payments shall be paid in a single lump sum as soon as administratively practicable following the date the payment is approved by the Committee.
(vi)Change of Control. Notwithstanding anything to the contrary in this Section 6.1, the remaining balance of all of a Participant's Accounts will be distributed in a single lump sum payment if the Participant Separates from Service within 24 months following a Change of Control. Payment of 2016 and Post-2016 Accounts will be made on the 15th day of the month following the month in which the six-month anniversary of the Participant's Separation from Service occurs, based on the value of that Account(s) as of the end of the month preceding the month of payment or such later date as the Committee, in its sole discretion, shall determine. Payment of Pre-2016 Accounts will be on the first regular payment processing date after the termination of the Participant's employment or service, as applicable, unless a longer delay is required by applicable law, in which event the lump sum shall be paid as soon as is permitted by applicable law, with the amount based on the value of that Account as of the end of the month preceding the month of payment or such later date as the Committee, in its sole discretion, shall determine.
(vii)Small Account Balances. Notwithstanding anything to the contrary in this Article VI, the Committee shall pay the value of the Participant's Accounts upon a Separation from Service in a single lump sum if the balance of such Accounts is not greater than the applicable dollar amount under Code Section 402(g)(1)(B), provided the payment represents the complete liquidation of the Participant's interest in the Plan. Further, the Committee may, in its discretion, direct a single lump sum payment of all of a Participant's Account at any time, if the balance of such Accounts is not greater than the applicable dollar amount under Code Section 402(g)(1)(B), provided the payment represents the complete liquidation of the Participant's interest in the Plan and all plans and arrangements which are required to be aggregated with the Plan under Treas. Reg. § 1.409A-1(c)(2).
(viii)Rules Applicable to Installment Payments. If a Payment Schedule specifies installment payments, annual payments will be made beginning as of the payment commencement date for such installments and shall continue on each anniversary

DB04/1000249.0002/14083892.2

Catalent Pharma Solutions, Inc. Deferred Compensation Plan
thereof until the number of installment payments specified in the Payment Schedule has been paid. Earnings shall continue to be credited to a Participant's Accounts during the installment period. The amount of each installment payment shall be determined by dividing (a) by (b), where (a) equals the Account Balance as of the Valuation Date disregarding any portion thereof consisting of units of Company Stock and (b) equals the remaining number of installment payments. For purposes of Article VII, each installment payment will be treated as a separate payment.
(ix)Acceleration of or Delay in Payments. The Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of a benefit owed to the Participant hereunder, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4). The Committee may also, in its sole and absolute discretion, delay the time for payment of a benefit owed to the Participant hereunder, to the extent permitted under Treas. Reg. Section 1.409A-2(b)(7). If the Plan receives a domestic relations order (within the meaning of Code Section 414(p)(1)(B)) directing that all or a portion of a Participant's Accounts be paid to an "alternate payee," any amounts to be paid to the alternate payee(s) shall be paid in a single lump sum.
(x)Death (2016 Account and Post-2016 Account). With respect to a Participant's 2016 Account and Post-2016 Account, upon the Participant's death, his or her designated Beneficiary(ies) shall receive a distribution of all such Accounts, based on the value of such Accounts as of the end of the month preceding the month of payment or such later date as the Committee, in its sole discretion, shall determine, in a single lump sum. Payment will be made or begin no later than the later of (i) December 31 of the year in which the Participant's death occurs, or (ii) ninety (90) days following the date of the Participant's death.
(xi)Death (Pre-2016 Accounts).
Death After the Commencement of Benefits. Upon the Participant's death after the commencement of the distribution of the Participant's Pre-2016 Account, his or her designated Beneficiary(ies) shall receive the remaining distributions of the Pre-2016 Account due under the Plan in accordance with the distribution method in effect at the time of the Participant's death.
Death Prior to the Commencement of Benefits. Upon the Participant's death prior to the commencement of the distribution of the Participant's Pre-2016 Account, his or her designated Beneficiary(ies) shall receive a distribution of all of his or her Pre-2016 Account, based on the value of such Account as of the end of the month preceding the month of payment or such later date as the Committee, in its sole discretion, shall determine, in a single lump sum. Notwithstanding the forgoing, the Participant's designated Beneficiaries shall receive distributions of the Participant's Pre-2016 Account in annual installments as elected by the Participant during his or her initial enrollment in the Plan. Payment of the Pre-2016 Account in a lump sum or annual installments will be made or begin no later than the later of (i) December 31 of the year in which the Participant's death occurs, or (ii) ninety (90) days following the date of the Participant's death.

DB04/1000249.0002/14083892.2

Catalent Pharma Solutions, Inc. Deferred Compensation Plan
ARTICLE 7
Modifications to Payment Schedules
1.aParticipant's Right to Modify. A Participant may modify any or all of the alternative Payment Schedules with respect to an Account, consistent with the permissible Payment Schedules available under the Plan for the applicable Account, provided such modification complies with the requirements of this Article VII. For purposes of clarity, the Payment Schedule applicable to a Pre-2016 Account may be modified only to elect a different Payment Schedule available for a Pre-2016 Account. The permissible Payment Schedule for pre-retirement death benefit elections is the Payment Schedule available for 2016 and Post-2016 Retirement/Termination Accounts.
1.bTime of Election. The date on which a modification election is submitted to the Committee must be at least 12 months prior to the date on which payment is scheduled to commence under the Payment Schedule in effect prior to the modification.
1.cDate of Payment under Modified Payment Schedule. Except with respect to modifications that relate to the payment of a Death Benefit, the date payments are to commence under the modified Payment Schedule must be no earlier than five years after the date payment would have commenced under the original Payment Schedule. Under no circumstances may a modification election result in an acceleration of payments in violation of Code Section 409A.
1.dEffective Date. A modification election submitted in accordance with this Article VII is irrevocable upon receipt by the Committee and becomes effective 12 months after such date.
1.eEffect on Accounts. An election to modify a Payment Schedule is specific to the Account or payment event to which it applies, and shall not be construed to affect the Payment Schedules of any other Accounts.
ARTICLE 8
Valuation of Account Balances; Investments
1.fValuation. Deferrals shall be credited to appropriate Accounts on the date such Compensation would have been paid to the Participant absent the Compensation Deferral Agreement. Company Contributions shall be credited to the Primary Retirement/Termination Account at the times determined by the Committee. Valuation of Accounts shall be performed under procedures approved by the Committee.
1.gEarnings Credit. Each Account will be credited with Earnings on each Business Day, based upon the Participant's investment allocation among a menu of investment options selected in advance by the Committee, in accordance with the provisions of this Article VIII ("investment allocation").
1.hInvestment Options. Investment options will be determined by the Committee. The Committee, in its sole discretion, shall be permitted to add or remove investment options from the Plan menu from time to time, provided that any such additions or removals of investment options shall not be effective with respect to any period prior to the effective date of such change.
1.iInvestment Allocations. A Participant's investment allocation constitutes a deemed, not actual, investment among the investment options comprising the investment menu. At no

DB04/1000249.0002/14083892.2

Catalent Pharma Solutions, Inc. Deferred Compensation Plan
time shall a Participant have any real or beneficial ownership in any investment option included in the investment menu, nor shall the Participating Employer or any trustee acting on its behalf have any obligation to purchase actual securities as a result of a Participant's investment allocation. A Participant's investment allocation shall be used solely for purposes of adjusting the value of a Participant's Account Balances.
A Participant shall specify an investment allocation for each of his Accounts in accordance with procedures established by the Committee. Allocation among the investment options must be designated in increments of 1%. The Participant's investment allocation will become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day.
A Participant may change an investment allocation on any Business Day, both with respect to future credits to the Plan and with respect to existing Account Balances, in accordance with procedures adopted by the Committee. Changes shall become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day, and shall be applied prospectively.
1.jUnallocated Deferrals and Accounts. If the Participant fails to make an investment allocation with respect to an Account, such Account shall be invested in an investment option, the primary objective of which is the preservation of capital, as determined by the Committee.
1.kCompany Stock. The Committee may include Company Stock as one of the investment options described in Section 8.3. The Committee may, in its sole discretion, limit the investment allocation of Company Contributions to Company Stock. The Committee may also require Deferrals consisting of equity-based Compensation, such as deferrals of restricted stock units or performance share units, to be allocated to Company Stock.
1.lDiversification. A Participant may not re-allocate an investment in Company Stock into another investment option. The portion of an Account that is invested in Company Stock will be paid under Article VI in the form of whole shares of Company Stock.
1.mEffect on Installment Payments. If an Account is to be paid in installments, the portion of the Account that is invested in Company Stock will be paid under Article VI in a single lump sum payment at the time the initial installment is distributed, and only the cash value of the Account shall be considered in determining the amount of each installment payment.
1.nDividend Equivalents. Dividend equivalents with respect to company stock, if any, will be credited to Participant Accounts, in the discretion of the Committee, and distributed to Participants in accordance with Section 6 of this Plan.
ARTICLE 9
Administration
1.oPlan Administration. This Plan shall be administered by the Committee which shall have discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and to utilize its discretion to decide or resolve any and all questions, including but not limited to eligibility for benefits and interpretations of this Plan and its terms, as may arise in connection with the Plan. Claims for benefits shall be filed with the Committee and resolved in accordance with the claims procedures in Article XII.

DB04/1000249.0002/14083892.2

Catalent Pharma Solutions, Inc. Deferred Compensation Plan
1.pAdministration Upon Change of Control. Upon a Change of Control, the Committee, as constituted immediately prior to such Change of Control, shall continue to act as the Committee. The individual who was the Chief Executive Officer of the Company (or if such person is unable or unwilling to act, the next highest ranking officer) prior to the Change of Control shall have the authority (but shall not be obligated) to appoint an independent third party to act as the Committee.
Upon such Change of Control, the Company may not remove the Committee, unless 2/3rds of the members of the Board of Directors of the Company and a majority of Participants and Beneficiaries with Account Balances consent to the removal and replacement of the Committee. Notwithstanding the foregoing, neither the Committee nor the officer described above shall have authority to direct investment of trust assets under any rabbi trust described in Section 11.2.
The Participating Employer shall, with respect to the Committee identified under this Section: (i) pay all reasonable expenses and fees of the Committee, (ii) indemnify the Committee (including individuals serving as Committee members) against any costs, expenses and liabilities including, without limitation, attorneys' fees and expenses arising in connection with the performance of the Committee's duties hereunder, except with respect to matters resulting from the Committee's gross negligence or willful misconduct, and (iii) supply full and timely information to the Committee on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Committee may reasonably require.
1.qWithholding. Any payments due under the Plan or any amounts credited to the Plan shall be subject to withholding of any taxes required by law to be withheld in respect of such payment (or credit). Withholdings with respect to amounts credited to the Plan shall be deducted from Compensation that has not been deferred to the Plan.
1.rIndemnification. All Participating Employers shall indemnify and hold harmless each employee, officer, director, or agent, to whom or to which are delegated duties, responsibilities, and authority under the Plan or otherwise with respect to administration of the Plan, including, without limitation, the Committee and its agents (but excluding any third-party administrator, record-keeper, or trustee except as provided under a separate agreement with such party), against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or it (including but not limited to reasonable attorney fees) which arise as a result of his or its actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased by any Participating Employer. Notwithstanding the foregoing, no Participating Employer shall indemnify any person if his or its actions or failure to act are due to gross negligence or willful misconduct or for any such amount incurred through any settlement or compromise of any action unless the Participating Employer consents in writing to such settlement or compromise.
1.sDelegation of Authority. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who shall be legal counsel to the Company or public parent company of the Company, as applicable.
1.tBinding Decisions or Actions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and

DB04/1000249.0002/14083892.2

Catalent Pharma Solutions, Inc. Deferred Compensation Plan
application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.
ARTICLE 10
Amendment and Termination
1.uAmendment and Termination. The Company may at any time and from time to time amend the Plan or may terminate the Plan as provided in this Article X. Each Participating Employer may also terminate its participation in the Plan.
1.vAmendments. The Company may amend the Plan at any time and for any reason, provided that any such amendment shall not adversely affect the rights to which a Participant is entitled as of the date of any such amendment or restatement.
1.wTermination. The Company may terminate the Plan and pay Participants and Beneficiaries their Account Balances in a single lump sum at any time, to the extent and in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix). If a Participating Employer terminates its participation in the Plan, the c of affected Employees shall be paid at the time provided in Article VI.
1.xAccounts Taxable Under Code Section 409A. The Plan is intended to constitute a plan of deferred compensation that meets the requirements for deferral of income taxation under Code Section 409A. The Committee, pursuant to its authority to interpret the Plan, may sever from the Plan or any Compensation Deferral Agreement any provision or exercise of a right that otherwise would result in a violation of Code Section 409A. Notwithstanding anything in the Plan to the contrary, no distribution on account a separation from service will be made to a specified employee within the meaning of Code Section 409 earlier than six months following the employee's separation from service.
ARTICLE 11
Informal Funding
1.yGeneral Assets. Obligations established under the terms of the Plan may be satisfied from the general funds of the Participating Employers or a trust described in this Article XI. No Participant, spouse or Beneficiary shall have any right, title or interest whatever in assets of the Company, an Affiliate, or a public parent company of the Company. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company, an Affiliate, or a public parent company of the Company and any Employee, spouse, or Beneficiary. To the extent that any person acquires a right to receive payments hereunder, such rights are no greater than the right of an unsecured general creditor of the Company, its Affiliates, or any public parent company of the Company, as applicable.
1.zRabbi Trust. The Company or a public parent company of the Company, as applicable, may, in its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay benefits under the Plan. Payments under the Plan may be paid from the general assets of the Participating Employer or from the assets of any such rabbi trust. Payment from any such source shall reduce the obligation owed to the Participant or Beneficiary under the Plan.

DB04/1000249.0002/14083892.2

Catalent Pharma Solutions, Inc. Deferred Compensation Plan
ARTICLE 12
Claims
1.aaNon-Disability Claims
(i)Filing a Claim. Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Committee, which shall make all determinations concerning such claim. Any claim filed with the Committee and any decision by the Committee denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim (the "Claimant").
(1)In General. Notice of a denial of benefits will be provided within 90 days of the Committee's receipt of the Claimant's claim for benefits. If the Committee determines that it needs additional time to review the claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial 90-day period. The extension will not be more than 90 days from the end of the initial 90-day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Committee expects to make a decision.
(2)Contents of Notice. If a claim for benefits is completely or partially denied, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language. The notice shall: (i) cite the pertinent provisions of the Plan document, and (ii) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary. The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review. In the case of a complete or partial denial of a disability benefit claim, the notice shall provide a statement that the Committee will provide to the Claimant, upon request and free of charge, a copy of any internal rule, guideline, protocol, or other similar criterion that was relied upon in making the decision.
(i)Appeal of Denied Claims. A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with a committee designated to hear such appeals (the "Appeals Committee"). A Claimant who timely requests a review of the denied claim (or his or her authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relevant to the claim to the Appeals Committee. All written comments, documents, records, and other information shall be considered "relevant" if the information: (i) was relied upon in making a benefits determination, (ii) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision, or (iii) demonstrates compliance with administrative processes and safeguards established for making benefit decisions. The Appeals Committee may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.

DB04/1000249.0002/14083892.2

Catalent Pharma Solutions, Inc. Deferred Compensation Plan
(3)In General. Appeal of a denied benefits claim (other than a disability benefits claim) must be filed in writing with the Appeals Committee no later than 60 days after receipt of the written notification of such claim denial. The Appeals Committee shall make its decision regarding the merits of the denied claim within 60 days following receipt of the appeal (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.
(4)Contents of Notice. If a benefits claim is completely or partially denied on review, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language.
The decision on review shall set forth: (i) the specific reason or reasons for the denial, (ii) specific references to the pertinent Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant's claim, (iv) a statement describing any voluntary appeal procedures offered by the plan and a statement of the Claimant's right to bring an action under Section 502(a) of ERISA, and (v) if an internal rule was relied on to make the decision, either a copy of the internal rule or a statement that this information is available at no charge upon request.
1.aDisability Claims
(i)Filing a Claim. Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Committee, which shall make all determinations concerning such claim. Any claim filed with the Committee and any decision by the Committee denying such claim shall be in writing and shall be delivered to the Claimant.
(ii)Claim Decision. The Claimant shall be notified within forty-five (45) days after the claim is filed whether the claim is approved or denied, unless the Committee determines that special circumstances beyond the control of the Plan require an extension of time, in which case the Committee may have up to two additional thirty (30) day periods to make a decision. If the Committee determines that an extension of time for processing is required, the Committee shall furnish written or electronic notice of the extension to the Claimant before the end of the initial forty-five (45) day period. Any notice of extension shall describe the special circumstances necessitating the additional time and the date by which the Committee expects to render its decision.
(iii)Contents of Notice. If a claim for benefits is completely or partially denied, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language. The notice shall include:

DB04/1000249.0002/14083892.2

Catalent Pharma Solutions, Inc. Deferred Compensation Plan
(1)the specific reason(s) for the denial;
(2)the pertinent provisions of the Plan document;
(3)an explanation, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary
(4)an explanation of the claims review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review;
(5)A discussion of the decision that includes the basis for disagreeing with or not following:
a.The views presented by health care professionals treating the Claimant and vocational professionals who evaluated the Claimant;
b.The views of medical or vocational experts whose advice was obtained on the Plan’s behalf, regardless of whether the advice was relied on in making the benefit denial; and
c.A disability determination made by the Social Security Administration (SSA), if presented to the Plan.
(1)If the decision was based on medical necessity or experimental treatment (or a similar exclusion or limit), either:
d.an explanation of the scientific or clinical judgment for the denial, applying the plan terms to the Claimant’s medical circumstances; or
e.a statement that this explanation will be provided free of charge upon request.
(6)Either the specific internal rules, guidelines, protocols, standards, or other similar criteria of the Plan relied on in making the denial, or notice that such rules, guidelines, protocols, standards, or other similar criteria of the Plan do not exist.
(7)an explanation of the claims w procedures and the time limits applicable to such procedures, including a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review. In the case of a complete or partial denial of a disability benefit claim, the notice shall provide a statement that the Committee will provide to the Claimant, upon request and free of charge, a copy of any internal rule, guideline, protocol, or other similar criterion that was relied upon in making the decision.

DB04/1000249.0002/14083892.2

Catalent Pharma Solutions, Inc. Deferred Compensation Plan
Claimants are guaranteed the right to present evidence and testimony regarding their claim during the review process.
(iv)Filing an Appeal. A request for appeal of a denied claim must be made in writing to the Committee within one hundred and eighty (180) days after receiving notice of denial. The decision on appeal will be made within forty-five (45) days after the Committee’s receipt of a request for appeal, unless special circumstances require an extension of time for processing, in which case the Committee may have an additional forty-five (45) day period to make a decision. A notice of such an extension must be provided to the Claimant within the initial forty-five (45) day period and must explain the special circumstances and provide an expected date of decision.
On appeal, the review will consider all submitted information, regardless of whether the information was submitted or consulted in the initial decision. The review will not provide deference to the initial decision. The appeal will be conducted by an appropriate named fiduciary, who is not the person who made the initial decision or the subordinate of that person.
For claims involving medical judgment, including decisions about whether a treatment or drug is experimental, investigational, or not medically necessary, the Plan’s named fiduciary will consult with a health care professional who:
(1)Has appropriate training and experience in the area of medicine involved.
(2)Was not consulted during the initial denial.
(3)Is not a subordinate of the person who made the initial denial.
The Plan will identify the medical or other experts who were consulted when making the benefit determination, regardless of whether the expert’s advice was relied on in making the determination.
Before a benefit denial is issued on appeal, the Claimant will be provided (free of charge) with any new or additional evidence considered, relied on, or generated by the Plan, insurer, or other person making the benefit determination (or at the direction of the Plan, insurer, or other person) regarding the claim. The Claimant will be provided any new or additional evidence as soon as possible and sufficiently in advance of the date the appeal denial notice is due, so that the Claimant has a reasonable opportunity to respond.
Before a benefit denial is issued on appeal, if the denial is issued based on a new or additional rationale, the Claimant will be provided, free of charge, with the rationale. The Claimant will be provided with the rationale as soon as possible and sufficiently in advance of the date on which the appeal denial notice is due, so that the Claimant has a reasonable opportunity to respond.
(v)Notice of Decision on Appeal. If the Committee denies the appeal, it must provide to the Claimant, in writing or by electronic communication, a notice which includes:
(8)The specific reason or reasons why the appeal is denied.

DB04/1000249.0002/14083892.2

Catalent Pharma Solutions, Inc. Deferred Compensation Plan
(9)A reference to the specific Plan provisions on which the denial is based.
(10) A discussion of the decision that includes the basis for disagreeing with or not following:
a.the views presented by health care professionals treating the Claimant and vocational professionals who evaluated the Claimant;
b.the views of medical or vocational experts whose advice was obtained on the Plan’s behalf in connection with the Claimant’s benefit denial, regardless of whether the advice was relied on in making the benefit denial; and
c.a disability determination made by the SSA regarding the Claimant, if presented to the Plan.
(2)If the decision was based on medical necessity or experimental treatment (or a similar exclusion or limit), either:
d.an explanation of the scientific or clinical judgment for the denial, applying the plan terms to the claimant’s medical circumstances; or
e.a statement that this explanation will be provided free of charge upon request.
(11)Either the specific internal rules, guidelines, protocols, standards, or other similar criteria of the plan relied on in making the denial, or notice that such rules, guidelines, protocols, standards, or other similar criteria of the plan do not exist.
(12)A statement of the Claimant’s right to sue under ERISA Section 502(a), including a description of any contractual limitations period relevant to the right to sue, with the calendar date on which the contractual limitations period expires for the claim.
1.abClaims Appeals Upon Change of Control. Upon a Change of Control, the Appeals Committee, as constituted immediately prior to such Change of Control, shall continue to act as the Appeals Committee. Upon such Change of Control, the Company may not remove any member of the Appeals Committee, but may replace resigning members if 2/3rds of the members of the Board of Directors of the Company and a majority of Participants and Beneficiaries with Account Balances consent to the replacement.
The Appeals Committee shall have the exclusive authority at the appeals stage to interpret the terms of the Plan and resolve appeals under the Claims Procedure.
Each Participating Employer shall, with respect to the Committee identified under this Section: (i) pay its proportionate share of all reasonable expenses and fees of the Appeals Committee, (ii) indemnify the Appeals Committee (including individual committee members) against any costs, expenses and liabilities including, without limitation, attorneys' fees and expenses arising in connection with the performance of the Appeals Committee hereunder, except with respect to matters resulting from the Appeals

DB04/1000249.0002/14083892.2

Catalent Pharma Solutions, Inc. Deferred Compensation Plan
Committee's gross negligence or willful misconduct, and (iii) supply full and timely information to the Appeals Committee on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Appeals Committee may reasonably require.
1.acLegal Action. A Claimant may not bring any legal action, including commencement of any arbitration, relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures.
1.adDiscretion of Appeals Committee. All interpretations, determinations and decisions of the Appeals Committee with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.
ARTICLE 13
General Provisions
1.aeAssignment. No interest of any Participant, spouse or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse or Beneficiary. Notwithstanding anything to the contrary herein, however, the Committee has the discretion to make payments to an alternate payee in accordance with the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)).
The Company may assign any or all of its liabilities under this Plan in connection with any restructuring, recapitalization, sale of assets or other similar transactions affecting a Participating Employer without the consent of the Participant.
1.afNo Legal or Equitable Rights or Interest. No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the service of the Company, an Affiliate, or any public parent company of the Company. The right and power of the Company, its Affiliates, or any public parent company of the Company to dismiss or discharge an Employee is expressly reserved. The Company, its Affiliates, and any public parent company of the Company make no representations or warranties as to the tax consequences to a Participant or a Participant's beneficiaries resulting from a deferral of income pursuant to the Plan.
1.agNo Employment Contract. Nothing contained herein shall be construed to constitute a contract of employment between an Employee and the Company, an Affiliate, or any public parent company of the Company.
1.ahNotice. Any notice or filing required or permitted to be delivered to the Committee under this Plan shall be delivered in writing, in person, or through such electronic means as is established by the Committee. Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Written transmission shall be sent by certified mail to:

DB04/1000249.0002/14083892.2

Catalent Pharma Solutions, Inc. Deferred Compensation Plan
CATALENT PHARMA SOLUTIONS, INC.
ATTN: SVP HUMAN RESOURCES
14 SCHOOLHOUSE ROAD
SOMERSET, NJ 08873
Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing or hand-delivered, or sent by mail to the last known address of the Participant.
1.aiHeadings. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.
1.ajInvalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Committee may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.
1.akLost Participants or Beneficiaries. Any Participant or Beneficiary who is entitled to a benefit from the Plan has the duty to keep the Committee advised of his or her current mailing address. If benefit payments are returned to the Plan or are not presented for payment after a reasonable amount of time, the Committee shall presume that the payee is missing. The Committee, after making such efforts as in its discretion it deems reasonable and appropriate to locate the payee, shall stop payment on any uncashed checks and may discontinue making future payments until contact with the payee is restored.
1.alFacility of Payment to a Minor. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Committee may, in its discretion, make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence, or (ii) to the conservator or committee or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Committee, the Company, any Affiliate, any public parent company of the Company, and the Plan from further liability on account thereof

DB04/1000249.0002/14083892.2

Catalent Pharma Solutions, Inc. Deferred Compensation Plan
1.amGoverning Law. To the extent not preempted by ERISA, the laws of the State of Delaware shall govern the construction and administration of the Plan.

IN WITNESS WHEREOF, the undersigned executed this Plan as of the 9 day of September, 2022 to be effective as of the Effective Date.
Catalent Pharma Solutions, Inc.

/s/ JOSEPH V. BENINATI
By: Joseph V. Beninati

DB04/1000249.0002/14083892.2